UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

January 31, 2013

Date of Report (Date of earliest event reported)

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2013, Capital One Financial Corporation (the “Company”) announced that Gary L. Perlin will retire from his role as Chief Financial Officer of the Company effective May 24, 2013. On January 31, 2013, the Company appointed Stephen S. Crawford as Chief Financial Officer effective when Mr. Perlin retires from the role. In the interim, Mr. Crawford will serve in an executive position as Chief Financial Officer Designate. Mr. Perlin’s responsibilities through the remainder of his tenure as Chief Financial Officer will include working closely with Mr. Crawford on a smooth and effective transition. Mr. Perlin has agreed to remain with the Company as a senior advisor to the Chief Executive Officer of the Company following Mr. Perlin’s retirement, at his current compensation and benefit levels, through February 1, 2014.

Mr. Crawford, 48, co-founded Centerview Partners, an investment banking and advisory firm, in 2006. Prior to that, Mr. Crawford served in various leadership roles at Morgan Stanley, a financial services firm, including as the Co-President of the firm during 2005, Executive Vice President and Chief Administrative Officer from 2004 to 2005, Executive Vice President and Chief Financial Officer from 2001 to 2004, and Executive Vice President and Chief Strategic Officer from 2000 to 2001.

The Company expects Mr. Crawford to begin employment on February 4, 2013. On January 31, 2013, Mr. Crawford entered into an offer letter with the Company. The offer letter provides that Mr. Crawford will receive an award of shares of restricted stock in a number of shares equal to $9.8 million divided by the closing price of the Company’s common stock on the day Mr. Crawford begins his employment with the Company, rounded to the nearest 1,000 shares. This restricted stock award will vest annually on a pro-rata basis over five years. Mr. Crawford may not sell or transfer any shares of the restricted stock until the fifth anniversary of the date of grant. Mr. Crawford’s employment with the Company will be at-will and terminable by either party at any time and for any reason. If Mr. Crawford’s employment with the Company is involuntarily terminated without cause, the shares of restricted stock will continue to vest per the original schedule. The offer letter also provides that Mr. Crawford will have an annual base salary of $2,625,000 (pro-rated for 2013 based on his start date). Mr. Crawford will be eligible for a performance incentive award for 2013 with a target value of $1,125,000 (pro-rated based on his start date), expected to be delivered in the form of cash or cash-settled vehicles that vest over three years. He will also be eligible for equity incentive awards for 2013 with a total target value of $3,750,000 (pro-rated based on his start date), expected to be delivered as a combination of restricted stock and other equity-based awards. All incentive awards, if any, granted to Mr. Crawford will be subject to review and approval by the Compensation Committee of the Board of Directors of the Company. If awarded, the incentive awards will be approved at the same time, and will be subject to the same terms and conditions, as awards made to other executive officers of the Company who report directly to the Chief Executive Officer.

During 2012, the Company retained Centerview Partners to advise it in connection with the Company’s acquisition of ING Direct USA from ING Groep NV and in connection with the Company’s acquisition of HSBC’s domestic credit card business. The Company paid Centerview Partners $12.1 million during 2012 in connection with these engagements and for other financial advisory and strategic services. Mr. Crawford was one of two lead partners advising the Company under these engagements, and these engagements were a factor in the determination of the amount of compensation Mr. Crawford received from Centerview Partners for 2012. Although Centerview Partners did not attribute any specific amount or percentage of his compensation to the Capital One engagement, in calculating his compensation Centerview Partners would not have allocated more than $6.0 million of the fees to Mr. Crawford.

A copy of the Company’s press release announcing Mr. Perlin’s retirement and Mr. Crawford’s hiring is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	Press Release issued by the Company, dated February 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: February 1, 2013	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary

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